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                              TAX ALLOCATION AND
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                             TAX SHARING AGREEMENT
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THIS AGREEMENT, entered into as of the 12th day of June, 1997, by and among
General American Mutual Holding Company ("GAMHC"), a Missouri corporation, Conning Corporation ("Conning Corp."), a Missouri corporation, Conning, Inc., ("Conning"), a Delaware corporation, Conning & Company ("Company"), a Connecticut corporation, and Conning Asset Management Company ("CAM"), a Missouri corporation.


WITNESSETH THAT:

Whereas, GAMHC is the common parent corporation and a member of an affiliated group of corporations which files a consolidated Federal income tax return (such affiliated group of corporations being hereinafter collectively referred to as the "GAMHC Group");

Whereas, effective as of the day and year first above written, Conning Corp., Conning, Company, and CAM became eligible members of the GAMHC Group;

Whereas, the parties wish to preserve to the extent possible the economic benefits and detriments which would accrue to a member of the GAMHC Group resulting from its filing separate income tax returns;

Whereas, the parties desire to set forth in writing their mutual agreement with and acceptance and ratification of a method for making intercompany allocations of income tax liability and resulting earnings and profits adjustments among the members of the GAMHC Group during the time period Conning Corp., Conning, Company, and CAM are members of such group;

Whereas, Conning Corp. is contemplating issuing stock through a public offering, which could result in Conning Corp., Conning, Company, and CAM being ineligible for consolidation with the GAMHC Group thereafter; and

Whereas, the parties desire to set forth in writing their agreement as to the manner in which the consolidated liability of the GAMHC Group for the period during which Conning Corp., Conning, Company, and CAM are members of the group, and any changes in such liability, will be handled after Conning Corp., Conning, Company, and CAM leave the GAMHC Group, and other matters related to such departure.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties agree as follows:

1.    Definitions:

      (a) The "Conning Group" means Conning Corp., Conning, Company, CAM, and any corporation with which any of them files a consolidated Federal income tax return after the Consolidation Period.

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      (b)   The "GAXCON Group" means GAMHC and any corporation with which
      GAMHC files a consolidated Federal income tax return during or after the Consolidation Period, exclusive of members of the Conning Group.

      (c) The "Consolidation Period" with respect to each member of the GAXCON Group and Conning Group shall consist of those taxable years or periods of each such member which are reported in the GAMHC consolidated Federal income tax return or returns in which Conning Corp., Conning, Company, and CAM are included as members of the GAMHC Group.

2. The Federal income tax liability of each member of the GAMHC Group during the Consolidation Period will be determined as if each such member filed a separate income tax return directly with the Internal Revenue Service, except as modified herein.

3. The tax liability so computed, including liability for estimated taxes, will be remitted by each member to GAMHC in the same amounts and on the same dates (minus five working days) as the member would have been obligated to make payment to the Internal Revenue Service had it filed directly with the Internal Revenue Service. For this purpose any applications for extensions of time to file or elections as to payments made by GAMHC shall be considered as having been made by each of the members.

4. GAMHC, upon receipt of such payments, will make the required payment of the consolidated income tax liability to the Internal Revenue Service.

5. During the Consolidation Period, each member will pay to GAMHC the amount of any tax assessed by the Internal Revenue Service, upon audit, which is attributable to such member at such time as the assessment is agreed to or final, or is paid by GAMHC to the Internal Revenue Service, with applicable interest and penalties.

6. During the Consolidation Period, refunds arising upon audit by the Internal Revenue Service, or upon the filing of an amended return or claim for refund or otherwise, which reduce the tax liability of a member, will be paid by GAMHC to the member upon receipt, with any interest received.

7. During the Consolidation Period, GAMHC will pay members for any losses or credits of such member used by the GAMHC Group in computing the GAMHC Group's tax liability on the consolidated Federal income tax return filed by GAMHC. Payment shall be made in such amounts, and at such times, as the GAMHC Group realizes a tax benefit from such losses or credits calculated as provided in Section 8 of this Agreement. Any tax losses or credits are to be utilized first by the member generating the losses or credits to reduce the tax liability of such member to the same extent as if such member filed a separate Federal income tax return and, to the extent not utilized by such member, the losses or credits will be available for use by the GAMHC Group.

8. During the Consolidation Period, the consolidated Federal income tax liability shall be allocated among the members of the GAMHC Group in accordance with the provisions of Section 1552(a)(2) of the Internal Revenue Code of 1986, as amended, and Treasury Reg. Sec.1.1502-33(d)(3)(i), the additional allocation percentage under the latter section to be One Hundred Percent (100%). In general terms, allowing for various adjustments pursuant to the

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cited sections, this method provides that the tax liability for the entire consolidated group will be allocated among the members in proportion to the tax liability which each member would have had if calculated separately from the group. If one member's resulting liability is reduced by using a second member's tax losses or other tax attributes, then the first member's share of consolidated tax liability is increased by the amount of such savings, and the savings are paid to the second member as compensation for the use of its tax losses or other tax attributes. If a determination is made that some other method of allocation of tax liability is required by law, then such required allocation method shall be used in lieu of the method described above.

9. During the Consolidation Period, any state or local tax returns made on a consolidated or combined basis among some or all members of the GAMHC Group shall be governed by principles similar to those reflected by this Agreement, to the extent appropriate under the tax laws of the jurisdictions involved.

10. Notwithstanding the fact that Conning Corp., Conning, Company, and CAM, as a result of a public offering of the stock of Conning Corp. or upon the occurrence of some other event, become ineligible to file a consolidated Federal income tax return with GAMHC, the consolidated tax liability of each member of the GAMHC Group for the Consolidation Period shall be determined in accordance with Sections 1 through 9 as set forth above, and all subsequent activity in relation to that liability, including but not limited to payment of taxes, refunds and adjustments, shall be governed in accordance therewith.

11. After the Consolidation Period, any change in tax liabilities for the Consolidation Period, due to audit adjustments or otherwise, shall be treated in the same manner as the initial determination of tax liability. Any interest or penalties assessed by a tax authority in conjunction with any such adjustment shall be borne by the member or members whose tax attributes are adjusted. Likewise, any interest paid by a tax authority in conjunction with any favorable adjustment shall be paid to the member or members whose tax attributes are the source of such interest payment.

12. Except as otherwise provided herein, any attorneys fees or other costs incurred by GAMHC in the course of defending, against any tax authority, tax positions taken in GAMHC's consolidated income tax return or returns for the Consolidation Period shall be borne by GAMHC; and GAMHC shall have total discretion and control regarding the defense, compromise or concession of all such positions.

13.   (a)   Notwithstanding the preceding paragraph, if GAMHC desires to settle any proposed adjustment, and if such settlement would increase the tax liability of a member of the Conning Group by more than $50,000 for any tax year in the Consolidation Period, then GAMHC shall first furnish a notice to Conning Corp. (the "Settlement Notice"). The Settlement Notice shall provide an explanation of the proposed adjustment and the reasons GAMHC has decided to settle. It shall also include the terms of the proposed settlement, and a computation of the estimated resulting increase in the share of consolidated tax liability.

      (b) Conning Corp. shall notify GAMHC in writing of the member's approval or disapproval of the proposed settlement (the "Settlement Response"). In order to effectively disapprove of the settlement, the Settlement Response must:

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            (i)   be sent within thirty days after Conning Corp. receives the
            Settlement Notice;

            (ii) contain an agreement by Conning Corp. to bear and promptly pay all expenses incurred by GAMHC in the continuing defense of the proposed adjustment; and

            (iii) be accompanied by an opinion of independent tax counsel, or of a tax partner of an independent nationally recognized accounting firm, that there is a reasonable basis to conclude that the affected Conning Group member would prevail on the merits or obtain a more favorable settlement than proposed by GAMHC.

      If the Settlement Response approves of the proposed settlement, or if Conning Corp. fails to provide a Settlement Response which meets the requirements of an effective disapproval, then Conning Corp. shall be deemed to have conclusively and irrevocably consented to the settlement proposed in the Settlement Notice.

      (c) If Conning Corp. provides a Settlement Response which effectively disapproves of the proposed settlement, and if continuing to resist the proposed adjustment would not require GAMHC to take a position inconsistent with positions taken on other material issues in defense of the consolidated return, then GAMHC shall not enter the proposed settlement, but shall continue to defend against the proposed adjustment, at Conning Corp.'s expense. In that event, Conning Corp. may also participate in such defense, including reviewing GAMHC's proposed arguments against the proposed adjustment and suggesting additional arguments.

      GAMHC may bill Conning Corp. at monthly or greater intervals for all expenses incurred in such representation, and such bills shall be payable upon receipt.

14. If a member of the Conning Group generates a net operating loss ("NOL") for a period subsequent to the Consolidation Period, and if Conning Corp. requests that GAMHC file an amended tax return for the Consolidation Period utilizing such NOL, then GAMHC shall file such amended return, and shall pay any amounts realized from the NOL to the affected Conning Group member in accordance with the provisions of the Sections 1 through 9 set forth above. Conning Corp. shall reimburse GAMHC for all costs resulting from such request, including the cost of filing the return and defending such tax position. Likewise, if it is subsequently determined that the refund was improper, Conning Corp. shall pay GAMHC the amount due the IRS, including any interest and penalties.

15. GAMHC shall indemnify and hold harmless each member of the Conning Group, on an after-tax basis, against the tax liability of any member of the GAXCON Group, and against the cost of enforcing GAMHC's obligations under this Agreement.

16. Conning Corp., Conning, Company, and CAM shall jointly and severally indemnify and hold harmless each member of the GAXCON Group, on an after-tax basis, against the tax liability of any member of the Conning Group, and against the cost of enforcing the obligations of Conning Corp., Conning, Company, and CAM under this Agreement.

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17.   To the extent that an indemnification against tax liability is made pursuant to this Agreement, the indemnifying party shall be entitled to any refund of the tax indemnified against, and any interest paid as a part of such refund. Nothing in this Agreement shall affect any indemnification obligation of General American Life Insurance Company under Section 3.9 of the Contribution Agreement dated July 24, 1995, between Conning Corp. and General American Life Insurance Company, among others.

18. If a party is required by this Agreement to indemnify or reimburse a member of the Conning Group or the GAXCON Group for any purpose, including the defense of tax positions, such amounts shall include a reasonable allocation for work performed in-house, in addition to reimbursement for out-of-pocket expenses. Such allocation of in-house expenses shall be made in the same manner as the method then used by GAMHC in allocating personnel time and other expenses among various areas of the company and shall be fair and reasonable to both parties. If an amount is due, pursuant to this Agreement, from a party to this Agreement to a member of the Conning Group or the GAXCON Group, and if such payment is not made within thirty days of its due date, the party shall also pay interest from the due date to the date paid, at the short term Applicable Federal Interest Rate in effect on the due date.

19. This Agreement shall be effective as of the day and year first above written.

20. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction, and only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof.

21. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

22. Except as otherwise provided herein, each party shall bear its own costs and expenses incurred pursuant to this Agreement.

23. No failure or delay of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

24. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be any original, but all of which together shall constitute one and the same instrument.

25. No party may assign or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement in duplicate originals as of the day and year first above written.


                              GENERAL AMERICAN MUTUAL
                              HOLDING COMPANY


                              By:   /s/ Kent P. Zimmerman
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                                    Kent P. Zimmerman
                                    Assistant Treasurer


                              CONNING CORPORATION


                              By:   /s/ Leonard M. Rubenstein
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                                    Leonard M. Rubenstein
                                    Chairman & Chief Executive Officer


                              CONNING, INC.


                              By:   /s/ Fred M. Schpero
                                 ----------------------------------------------
                                    Fred M. Schpero
                                    Secretary


                              CONNING & COMPANY


                              By:   /s/ Fred M. Schpero
                                 ----------------------------------------------
                                    Fred M. Schpero
                                    Senior Vice President, Secretary
                                    & Chief Financial Officer


                              CONNING ASSET MANAGEMENT COMPANY


                              By:   /s/ Leonard M. Rubenstein
                                 ----------------------------------------------
                                    Leonard M. Rubenstein
                                    Chairman & Chief Executive Officer


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